ARTICLES OF INCORPORATION

OF
BEESTON ENTERPRISES LTD.

a Nevada Corporation

        I, the undersigned, being the original incorporator herein named, for the purpose of forming a corporation under the General Corporation Laws of the State of Nevada, to do business both within and without the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true:

ARTICLE I

NAME

The name of the corporation is BEESTON ENTERPRISES LTD.

ARTICLE II

RESIDENT AGENT & REGISTERED OFFICE

        Section 2.01.  Resident Agent.  The name and address of the Resident Agent for service of process is Nevada Corporate Headquarters, Inc., 5300 West Sahara, Suite 101, Las Vegas, Nevada 89146.  Mailing Address:  P.O. Box 27740, Las Vegas, NV 89126.

        Section 2.02.  Registered Office.  The address of its Registered Office is 5300 West Sahara, Suite 101, Las Vegas, Nevada 89146.

        Section 2.03.  Other Offices.  The Corporation may also maintain offices for the transaction of any business at such other places within or without the State of Nevada as it may from time to time determine.  Corporate business of every kind and nature may be conducted, and meetings of directors and stockholders held outside the State of Nevada with the same effect as if in the State of Nevada.

ARTICLE III

PURPOSE

The corporation is organized for the purpose of engaging in any lawful activity within or without the State of Nevada.

ARTICLE IV

SHARES OF STOCK

        Section 4.01.  Number and Class.  The total number of shares of authorized capital stock of the Corporation shall consist of a single class of twenty-five thousand (25,000) shares of common stock, no par value.

        The Common Stock may be issued from time to time without action by the stockholders.  The Common Stock my be issued for such consideration as may be fixed from time to time by the Board of Directors.

        The Board of Directors may issue such shares of Common Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by them.

        Section 4.02.  No Preemptive Rights.  Holders of the Common Stock of the corporation shall not have any preference, preemptive right, or right of subscription to acquire any shares of the corporations authorized, issued or sold, or to be authorized, issued or sold, and convertible into shares of the Corporation, nor to any right of subscription thereto, other than to the extent, if any, the Board of Directors may determine from time to time.

        Section 4.03.  Non-Assessability of Shares.  The Common Stock of the corporation, after the amount of the subscription price has been paid, in money, property or services, as the directors shall determine, shall not be subject to assessment to pay the debts of the corporation, nor for any other purpose, and no stock issued as fully paid shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended in this particular.

ARTICLE V

DIRECTORS

        Section 5.01    Governing Board.  The members of the Governing Board of the Corporation shall be styled as directors.

        Section 5.02    Initial Board of Directors.  The initial Board of Directors shall consist of one (1) member.  The name and address of the initial member of the Board of Directors is as follows:

                NAME                                        ADDRESS

                Cort W. Christie                          PO Box 27740

                                                                   Las Vegas, Nevada  89126

This individual shall serve as Director until the first annual meeting of the stockholders or until his successor(s) shall have been elected and qualified.

        Section 5.03.    Change in Number of Directors.      The number of directors may be increased or decreased by a duly adopted amendment to the Bylaws of the corporation.

ARTICLE VI

INCORPORATOR

        The name and address of the incorporator is Nevada Corporate Headquarters, Inc., P.O. Box 27740, Las Vegas, Nevada  89126.

ARTICLE VII

PERIOD OF DURATION

The corporation is to have a perpetual existence.

ARTICLE VIII

DIRECTORS' AND OFFICERS' LIABILITY

       A director or officer of the corporation shall not be personally liable to this corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the unlawful payment of distributions.  Any repeal or modification of this Article by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or omissions prior to such repeal or modification.

ARTICLE IX

INDEMNITY

        Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith.  Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person.  The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.  Such right of representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any by-law, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this Article.

        Without limiting the application of the foregoing, the stockholders or Board of Directors may adopt by-laws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprises against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

        The indemnification provided in this Article shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

ARTICLE X

AMENDMENTS

        Subject at all times to the express provisions of Section 4.03 which cannot be amended, this corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation or its Bylaws, in the manner now or hereafter prescribed by statute or by these Articles of Incorporation or said Bylaws, and all rights conferred upon the stockholders are granted subject to this reservation.

ARTICLE XI

POWERS OF DIRECTORS

        In furtherance and not in limitation of the powers conferred by statute the Board of Directors is expressly authorized:

    (1)    Subject to the Bylaws, if any, adopted by the stockholders, to make, alter or repeal the Bylaws of the corporation;

    (2)    To authorize and cause to be executed mortgages and liens, with or without limit as to amount, upon the real and personal property of the corporation;

    (3)    To authorize the guaranty by the corporation of securities, evidences of indebtedness and obligations of other persons, corporations and business entities;

    (4)    To set apart out of any of the funds of the corporation available for distributions a reserve or reserves for any proper purpose and to abolish any such reserve;

    (5)     By resolution, to designate one or more committees, each committee to consist of at least one director of the corporation, which, to the extent provided in the resolution or in the Bylaws of the corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation, and may authorized the seal of the corporation to be affixed to all papers which may require it.  Such committee or committees shall have such name or names as may be stated in the Bylaws of the corporation as may be determined from time to time by resolution adopted by the Board of Directors; and

    (6)    To authorize the corporation by its officers or against to exercise all such powers and to do all such acts and things as may be exercised or done by the corporation, except and to the extent that any such statute shall require action by the stockholders of the corporation with regard to the exercising of any such power or the doing of any such act or thing.

            In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the corporation, except as otherwise provided herein and by law.

        IN WITNESS WHEREOF, I have hereunto set my hand this 12th day of July, 1999, hereby declaring and certifying that the facts stated hereinabove are true.

                                                                          /s/ Cort W. Christie

                                                                          CORT W. CHRISTIE

                                                                         (For Nevada Corporate Headquarters, Inc.)

ACKNOWLEDGMENT

STATE OF NEVADA    )

                                       )   SS:

COUNTY OF CLARK  )

       On this 12th day of July, 1999, personally appeared before me, a Notary Public (or judge or other authorized person, as the case may be), CORT. W. CHRISTIE, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

                                                                            /s/ Lynn Osmera

                                                                            LYNN OSMERA

                                                                            Notary Public, Clark County, NV

        I, NEVADA CORPORATE HEADQUARTERS, INC. hereby accept as Resident Agent for the previously named Corporation on 12th day of July, 1999.

                                                                            /s/ Office Administrator

                                                                           Office Administrator

On this 12th day of July, 1999.

/s/ Dean Heller

Dean Heller, Secretary of State